Confidential                                                                       Merger Agreement 03/16/2007

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 16, 2007

BY AND AMONG

ANALYTICAL SURVEYS, INC.

ECOWOOD, INC.

AND

THE SHAREHOLDERS OF ECOWOOD, INC.

TABLE OF CONTENTS
ARTICLE I DEFINED TERMS
Section 1.1. Definitions.
ARTICLE II THE MERGER;
Section 2.1. The Merger
Section 2.2. Effective Time
Section 2.3. Filing of Articles of Merger
Section 2.4. Certain Effects of the Merger7
Section 2.5. Governing Documents
Section 2.6. Directors and Officers
Section 2.7. Approval
Section 2.8. Modification
Section 2.9. Closing
ARTICLE III CONVERSION AND EXCHANGE OF COMPANY SHARES
Section 3.1. Effect on Capital Stock
Section 3.2. Exchange Procedures.
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 4.1. Organization, Standing and Power.
Section 4.2. Authority; No Conflicts.
Section 4.3. Capital Stock; Subsidiaries.
Section 4.4. Absence of Undisclosed Liabilities
Section 4.5. Absence of Certain Changes or Events
Section 4.6. Tax Matters.
Section 4.7. Assets
Section 4.8. Insurance
Section 4.9. Securities Portfolio and Investments
Section 4.10. Environmental Matters
Section 4.11. Compliance with Laws.
Section 4.12. Labor Relations
Section 4.13. Employee Benefit Plans.
Section 4.14. Material Contracts.
Section 4.15. Legal Proceedings
Section 4.16. Reports
Section 4.17. Registration Statement
Section 4.18. Accounting, Tax, and Regulatory Matters
Section 4.19. State Takeover Laws
Section 4.20. Registration Obligations
Section 4.26. Commissions
Section 4.27. Intellectual Property
Section 4.28. Relationships
Section 4.29. Certain Payments
Section 4.30. Books and Records
Section 4.31. Representations Not Misleading
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Section 5.1. Organization, Standing and Power.
Section 5.2. Authority; No Conflicts.
Section 5.3. Capitalization.
Section 5.4. SEC Filings; Parent Financial Statements.
Section 5.5. Absence of Undisclosed Liabilities
Section 5.6. Absence of Certain Changes Or Events
Section 5.7. Compliance With Laws.
Section 5.8. Legal Proceedings
Section 5.9. Proxy/Registration Statement
Section 5.10. Tax, And Regulatory Matters
Section 5.11. Commissions
Section 5.12. Tax Matters.
ARTICLE VI CONDUCT PENDING THE MERGER
Section 6.1. Conduct of Business by the Company Pending the Merger
Section 6.2. Consents
Section 6.3. Other Offers
Section 6.4. Access to Information.
Section 6.5. Environmental Survey
Section 6.6. Confidentiality
Section 6.7. Publicity
ARTICLE VII ADDITIONAL AGREEMENTS
Section 7.1. Directors
Section 7.2. Reservation of Shares of Parent Common Stock
Section 7.3. Registration Statement and Proxy Statement.
Section 7.4. Parent Shareholders’ Meeting
Section 7.5. Employees.
Section 7.6. Reorganization for Tax Purposes
Section 7.7. Notification
Section 7.8. Consummation of Agreement
Section 7.9. Affiliates: Restrictive Legend
Section 7.10. Directors’ and Officers’ Insurance and Indemnification.
ARTICLE VIII CONDITIONS TO CLOSING
Section 8.1. Mutual Conditions
Section 8.2. Conditions to the Obligations of the Company and the Shareholders
Section 8.3. Conditions to the Obligations of Parent and Merger Sub
ARTICLE IX TERMINATION
Section 9.1. Termination
Section 9.2. Procedure and Effect of Termination
ARTICLE X INDEMNIFICATION
Section 10.1. The Shareholder’s Indemnity Obligations
Section 10.2. Parent’s Indemnity Obligations
Section 10.3. Indemnification Procedures
Section 10.4. Determination of Indemnified Amounts
Section 10.5. Limitation of Shareholder’s Liability.
Section 10.6. Limitation of Parent’s Liability.
Section 10.7. Limitation on Indemnified Amounts
ARTICLE XI MISCELLANEOUS PROVISIONS
Section 11.1. Expenses
Section 11.2. Survival of Representations
Section 11.3. Amendment and Modification
Section 11.4. Waiver of Compliance; Consents
Section 11.5. Notices
Section 11.6. Assignment
Section 11.7. Separable Provisions
Section 11.8. Governing Law
Section 11.9. Counterparts
Section 11.10. Interpretation
Section 11.11. Entire Agreement

Exhibit A Form of Affiliate Letter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of the 16th day of March, 2007, is by and among ANALYTICAL SURVEYS, INC., a Colorado corporation (the “Parent”); ASI Acquisition Sub, Inc. a Texas corporation (“Merger Sub”) and ECOWOOD, INC., a Texas corporation (the “Company”), and Michael D. Alexander and David Perley (each a “Shareholder” and collectively, the “Shareholders”).

RECITALS

WHEREAS, Parent desires to affiliate with the Company and the Company desires to affiliate with Parent;

WHEREAS, Parent and the Company believe that the Merger (as defined herein) of the Company with and into Merger Sub is desirable and in the best interests of their respective shareholders;

WHEREAS, Parent, Merger Sub and the Company intend the Merger to qualify as a reorganization under the provision of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder; and

WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub have approved this Agreement and the proposed transaction substantially on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINED TERMS
Section 1.1.  Definitions.
(a)  As used in this Agreement, the following terms have the following meanings:
(i)  “Affiliate” means, with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Person. For the purpose of this Agreement, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.
(ii)  Without limiting the foregoing, as used with respect to the Company, the term “Affiliates” includes the Company’s Subsidiaries.
(iii)  “Assets” means all of the assets, properties, businesses and rights of a Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, whether or not carried on any books and records of such Person, whether or not owned in such Person’s name and wherever located.

(iv)  “Benefit Plans” means all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, restricted stock, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, welfare plans, all life insurance plans, and all other employee benefit plans, arrangements, fringe benefit plans or perquisites, whether written or unwritten, including without limitation “employee benefit plans” as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, a Person or any of its subsidiaries for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or any other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or any other beneficiaries are eligible to participate.
(v)  “Business Day” means any day excluding (i) Saturday, (ii) Sunday and (iii) any day that is a legal holiday in the State of Texas.
(vi)  “Cause” means: (i) any act of an employee in connection with his or her employment and relating to Parent’s or its Subsidiaries’ business including, but not limited to, negligence, which is materially detrimental to Parent’s or its Subsidiaries’ interests; (ii) any act of misconduct, unlawfulness or dishonesty by an employee in connection with his or her employment which is detrimental to Parent’s or its Subsidiaries’ interests; (iii) an employee’s unsatisfactory job performance or failure to comply with Parent’s or its Subsidiaries’ board of directors’ reasonable directions; or (iv) an employee’s material breach of any agreement between such employee and Parent or its Subsidiaries.
(vii)  “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations hereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.
(viii)  “Company Common Stock” or “Company Shares” means the common stock, $1.00 par value per share, of Ecowood, Inc.
(ix)  “Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person given or granted with respect to any Contract, Law, Order, or Permit.
(x)  “Contract” means any agreement, warranty, indenture, mortgage, guaranty, lease, license or other contract, agreement, arrangement, commitment or understanding, written or oral, to which a Person is a party.
(xi)  “Default” means (i) any breach or violation of or default under any Contract, Order or Permit (including any noncompliance with restrictions on assignment, where assignment is defined to include a change of control of the parties to this Agreement or any of their Affiliates or the merger or consolidation of any of them with another Person), (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute such a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

(xii)  “Environmental Claim” means any claim; litigation; demand; action; cause of action; suit; loss; cost, including, but not limited to, attorneys’ fees, diminution in value, and expert’s fees; damage; punitive damage; fine, penalty, expense, Liability (including without limitation criminal liability and STRICT LIABILITY), judgment, governmental or private investigation and testing; notification of status of being potentially responsible for clean-up of any facility or for being in violation or potential violation of any Requirement of Environmental Law; proceeding; consent or administrative orders, agreements or decrees; lien; personal injury or death of any person; or property damage, whether threatened, sought, brought or imposed, that is related to or that seeks to recover losses, damages, costs, expenses and/or liabilities related to, or seeks to impose liability for: (i) improper use or treatment of wetlands, pinelands or other protected land or wildlife; (ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials [@NORM@]; (iv) explosives; (v) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands; (vi) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation; (vii) exposure of persons or property to Materials of Environmental Concern and the effects thereof; (viii) the release or threatened release (into the indoor or outdoor environment), generation, extraction, mining, beneficiating, manufacture, processing, distribution in commerce, use, application, transfer, transportation, treatment, storage, disposal or Remediation of Materials of Environmental Concern; (ix) injury to, death of or threat to the health or safety of any person or persons caused directly or indirectly by Materials of Environmental Concern; (x) destruction caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern or any property (whether real or personal); (xi) the implementation of spill prevention and/or disaster plans relating to Material of Environmental Concern; (xiii) community right-to-know and other disclosure laws; or (xiii) maintaining, disclosing or reporting information to Governmental Authorities of any other third person under any Environmental Law. The term, AEnvironmental Claim,@ also includes, without limitation, any losses, damages, costs, expenses and/or liabilities incurred in testing.
(xiii)  “Environmental Laws” means any law, treaty, statute, ordinance, rule, regulation, permit, directive, license, approval, guidance, interpretation, order or other legal requirement of any local, state, provincial, national, or international Governmental Authority relating to the protection or preservation of natural resources, human health or the environment, including but not limited to any requirement pertaining to (A) the use, recovery, or harvesting of natural resources or the national or international trade thereof, or (B) the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment. Without limiting the foregoing, each of the following is an Environmental Law: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. ss. 300 et seq.) the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.). and the Equator Principles of the International Finance Corporation, as such laws, regulations, and principles have been or are in the future amended or supplemented, and each similar international, national, state or local treaty, principal or statute, and each rule and regulation promulgated under such international, national,, state and local laws.
(xiv)  “Environmental Permit” means any Permit available under, required by, or issued pursuant to any Environmental Laws
(xv)   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations there under, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
(xvi)  “ERISA Plan” means any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.
(xvii)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(xviii)  “Generally Accepted Accounting Principles” or “GAAP” means accounting principles generally accepted in the United States of America as recognized by the Public Company Accounting Oversight Board (PCAOB), as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person’s prior financial practice.
(xix)  “Governmental Authority” means any nation, province or state, or any political subdivision thereof, any international or intergovernmental body or tribunal and any agency, department, body, natural person or other entity exercising executive, legislative, regulatory, administrative or judicial functions of or pertaining to government, including Regulatory Authorities.
(xx)  “IRS” means the Internal Revenue Service.
(xxi)   “Knowledge of Parent” means the knowledge of any of the directors and executive officers of Parent or any of their respective Subsidiaries.
(xxii)  “Knowledge of the Company” means the knowledge of any of the directors and executive officers of the Company or any of their respective Subsidiaries.
(xxiii)  “Law” means any code, law, ordinance, rule, regulation, reporting or licensing requirement, or statute applicable to a Person or its Assets, Liabilities, business or operations promulgated, interpreted or enforced by any Governmental Authority.
(xxiv)  “Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or un-liquidated, matured or un-matured or otherwise. Whenever used herein, regardless of whether explicitly so qualified, “Liability” shall be deemed to include STRICT LIABILITY arising under Environmental Laws or otherwise.
(xxv)
(xxvi)  “Lien” means, whether contractual or statutory, any conditional sale agreement, participation or repurchase agreement, assignment, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) easements, restrictions of record and title exceptions that could not reasonably be expected to have a Material Adverse Effect.
(xxvii)  “Litigation” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental investigation, inspection, hearing, suit, or administrative or other proceeding, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.
(xxviii)  “Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.
(xxix)  “Material Adverse Effect” on a Person shall mean an event, change, fact, development, condition, effect or occurrence that, individually or together with any other event, change, fact, development, condition, effect or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, properties (including intangible properties), assets (including intangible assets), business prospects, or business of such Person and its subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) actions and omissions of a Person (or any of its Affiliates) taken with the prior informed consent of the other Person in contemplation of the transactions contemplated hereby, and (b) the Merger (and the reasonable expenses incurred in connection therewith) and compliance with the provisions of this Agreement on the operating performance of the Persons.

(xxx)  “Materials of Environmental Concern” means: (i) those substances included within the statutory and/or regulatory definitions or listings of “hazardous substance,” “medical waste,” “special waste,” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “hazardous materials,” or “toxic substances,” under any Environmental Law; (ii) any material, waste or substance which is or contains: (A) petroleum, oil or a fraction or constituent thereof, (B) explosives, (C) radioactive materials (including naturally occurring radioactive materials), or (D) solid wastes (as defined pursuant to Environmental Laws); and (iii) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any applicable federal, state or local law or regulation. To the extent that the laws or regulations of any applicable provincial, state or local jurisdiction establish a meaning for any term defined herein through reference to national Environmental Laws which is broader than the meaning under such national Environmental Laws, such broader meaning shall apply.
(xxxi)   “Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority.
(xxxii)  “Parent Common Stock” means the common stock of Analytical Surveys, Inc., no par value per share.
(xxxiii)  “Pension Plan” means any ERISA Plan that also is a “defined benefit plan” (as defined in Section 414(j) of the Code or Section 3(35) of ERISA).
(xxxiv)  “Permit” means any approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right issued or granted by any Governmental Authority or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.
(xxxv)  “Person” means a corporation, a company, an association, a joint venture, a partnership, an organization, a business, an individual, a trust, a Governmental Authority or any other legal entity.
(xxxvi)  “Real Property” means all of the land, buildings, premises, or other real property in which a Person has ownership or possessors rights, whether by title, lease or otherwise (including banking facilities and any foreclosed properties).
(xxxvii)   “Regulatory Authorities” means, collectively, the National Association of Securities Dealers and the Securities and Exchange Commission, and all other regulatory agencies having jurisdiction over the parties hereto and their respective Affiliates.
(xxxviii)  “Remediation” means any action necessary to: (i) comply with and ensure compliance with the Requirements of Environmental Laws and (ii) the taking of all reasonably necessary precautions to protect against and/or respond to, remove or remediate or monitor the release or threatened release of Materials of Environmental Concern at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any facility of the Company or any of its Subsidiaries or of any property affected by the business operations, acts, omissions or Materials of Environmental Concern, of the Company or any of its Subsidiaries.

(xxxix)  “Requirement(s) of Environmental Law(s)” means all requirements, conditions, restrictions, or stipulations of, or standards or limitations issued pursuant to, Environmental Laws imposed upon, applicable to, or affecting the Company or any of its Subsidiaries or the assets, properties and/or the business of the Company or any of its Subsidiaries.
(xl)  “Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.
(xli)   “SEC” means the United States Securities and Exchange Commission.
(xlii)  “Securities Act” means the Securities Act of 1933, as amended.
(xliii)  “Subsidiary” means, with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, is controlled by such Person.
(xliv)  “Tax” or “Taxes” means any and all taxes, charges, fees, levies or other assessments (whether federal, state, local or foreign), including without limitation income, gross receipts, excise, property, estate, sales, use, value added, transfer, license, payroll, franchise, ad valorem, withholding, Social Security and unemployment taxes, as well as any interest, penalties and other additions to such taxes, charges, fees, levies or other assessments.
(xlv)  “Tax Return” means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.
(xlvi)  “Taxable Period” shall mean any period prescribed by any Governmental Authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.
(b)  The following terms have the meaning set forth in the Sections set forth below:

Acquisition Proposal                                           SECTION 6.3
Affiliates Letters                                                   SECTION 7.9
Agreement                                                             PREAMBLE
Business Combination Transaction                   SECTION 6.3
Certificates                                                             SECTION 3.2(a)
Claim Notice                                                           SECTION 10.3(a)
Closing                            SECTION 2.8
Closing Date                          SECTION 2.8
Common Shares Outstanding         SECTION 3.1(a)
Company                        PREAMBLE
Company Contracts                                              SECTION 4.15(a)
Company Disclosure Schedule          ARTICLE IV
Company Financial Statements          SECTION 4.4
Effective Time                    SECTION 2.2
Election Period                      SECTION 10.3(a)
Environmental Survey                  SECTION 6.5
Indemnified Amounts                  SECTION 10.1
Indemnified Party                  SECTION 10.3(a)
Indemnifying Party                       SECTION 10.3(a)
Indemnity Notice                  SECTION 10.3(b)
Intellectual Property Rights                SECTION 4.23
Interested Party                     SECTION 6.3
Letter of Transmittal                     SECTION 3.2(a)
Merger                            SECTION 2.1
Merger Consideration                  SECTION 3.1(a)
Merger Filing                         SECTION 2.2
Merger Sub                            PREAMBLE
Parent                              PREAMBLE
Parent Acquisition                        SECTION 7.11(a)
Parent Financial Statements                SECTION 5.4(d)
Parent Indemnified Party             SECTION 10.1
Parent Representatives                SECTION 6.4
Parent SEC Reports                      SECTION 5.4(b)
Parent Shareholder Approval             SECTION 7.4
Proxy Statement                            SECTION 4.18
Registration Statement                                         SECTION 4.18
SEC                                          SECTION 4.18
Shareholders                              PREAMBLE
Shareholders’ Indemnified Party                SECTION 10.2
Surviving Corporation                         SECTION XX
Tail Indemnitees                                                   SECTION 7.11(b)
TBOC                      SECTION 2.1
Third Party Claim                                                  SECTION 10.3(a)

ARTICLE II
THE MERGER

Section 2.1.  The Merger. On the terms and subject to the conditions of this Agreement, and in accordance the Texas Business Organizations Code (“TBOC”), Merger Sub shall be merged with and into the Company (the “Merger”) as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VIII hereof. Following the Merger, the Company shall continue its existence under Texas law as a wholly-owned subsidiary of Parent and the separate corporate existence of Merger Sub shall cease. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation”).
Section 2.2.  Effective Time. The Merger shall be consummated by the filing by the Texas Secretary of State of Articles of Merger, in the form required by and executed in accordance with the relevant provisions of the TBOC (“Merger Filing”), and by the issuance of a Certificate of Merger by the Texas Secretary of State. (The date of such issuance and filing or such other time and date as may be specified in the Articles and Certificate of merger shall be the “Effective Time”).
Section 2.3.  Filing of Articles of Merger. At the Closing, Parent and the Company shall cause the Articles of Merger in respect of the Merger to be executed and filed with the Secretary of State of Texas, as required by the TBOC, and shall take any and all other actions and do any and all other things to cause the Merger to become effective as contemplated hereby.
Section 2.4.  Certain Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the TBOC. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, purposes, and powers and debts, duties, and liabilities of the Company.
Section 2.5.  Governing Documents. The Articles of Incorporation and the By-Laws of ASI Merger Sub, in each case shall be the Articles of Incorporation and By-Laws of the Surviving Corporation.
Section 2.6.  Directors and Officers. The directors and officers of the Company at the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law; provided however that David Perley shall be appointed to serve as Chief Operating Officer of the Company and shall hold office from the Effective Time until his successor is duly elected or appointed and qualified. At or prior to the Effective Time, Michael Alexander and David Perley shall be appointed to the Board of Directors of Parent and shall hold such position from the Effective Time until their successors are duly elected or appointed in the manner provided in the Article of Incorporation and By-Laws of Parent, or as otherwise prided by law. Immediately after the Effective Time, the Board of Directors of Parent shall appoint Michael Alexander to serve as Chief Executive Officer of Parent, David Perley as Chief Operating Officer of the Parent, and Lori A. Jones to serve as Chief Financial Officer of Parent.
Section 2.7.  Approval. The parties hereto shall take and cause to be taken all action necessary to approve and authorize (i) this Agreement and the other documents contemplated hereby and (ii) the Merger and the other transactions contemplated hereby.
Section 2.8.  Modification. Notwithstanding any provision of this Agreement to the contrary, Parent may elect with the prior written consent of the Company (such consent not to be unreasonably withheld), subject to the receipt of all regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no adverse federal income tax consequences to the shareholders of the Company as a result of such modification, (ii) the consideration to be paid to the holders of Company Common Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification, and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals.
Section 2.9.  Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Locke Liddell & Sapp LLP in Austin, Texas, or any other location mutually agreeable to Parent and the Company, as promptly as practicable (but in any event within five (5) business days) following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and place as Parent and the Company shall agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

ARTICLE III
CONVERSION AND EXCHANGE OF COMPANY SHARES

Section 3.1.  Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company:
(a)  Conversion of Shares. Each share of the Company’s Common Stock issued and outstanding immediately prior to the Effective Time (“Common Shares Outstanding”) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and represent the right to receive the consideration as set forth below (the “Merger Consideration”) to the holder of record thereof, without interest thereon, upon surrender of the certificates representing such Company Share.
(b)  Merger Consideration. Each holder of Company Common Stock shall receive for each share of Company Common Stock held immediately prior to the Effective Time, Merger Consideration equal to the quotient of 31,000,000 shares of Parent Common Stock divided by the Common Shares Outstanding.
(c)  Adjustments to Merger Consideration. The ratio of the number of shares of Parent Common Stock to be exchanged for each Company Share shall be adjusted appropriately to reflect fully the effect of any stock split, reverse split, stock dividend, (including any dividend of securities convertible into Parent Common Stock), reorganization, reclassification, recapitalization or other similar change with respect to Parent Common Stock occurring (including the record date thereof) after the date hereof and prior to the Effective Time.
(d)  No Fractional Shares. Parent will not issue any certificates for any fractional shares of Parent Common Stock otherwise issuable pursuant to the Merger. In lieu of issuing such fractional shares, the number of shares of Parent Common Stock to which a holder of the Shares is entitled to receive pursuant to this Article III shall be rounded to the nearest whole share (with 0.5 share rounded up to the nearest whole share).
(e)  Cancellation of Treasury Stock. Notwithstanding anything contained in this Section 3.1 to the contrary, any Company Common Stock owned by the Company or any direct or indirect subsidiary of the Company, if any, immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.
(f)  Conversion of Merger Sub Shares. Each share of capital stock of Merger Sub issued and outstanding immediately before the Effective Time shall not be converted or exchanged by virtue of the Merger and shall remain outstanding as one share of common stock of the Surviving Corporation.
Section 3.2.  Exchange Procedures.
(a)  Exchange Procedures. At the Closing, Parent will deliver to each holder of record of stock certificates representing Company Common Stock (the “Certificates”) a form letter of transmittal approved by Parent and the Company (“Letters of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to Parent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to Parent of a Certificate, which shares evidenced by such Certificate shall be free and clear of any lien, claim, encumbrance, security interest, equity, pledge, charge, option, or adverse claim of any nature whatsoever, together with a properly executed and completed Letter of Transmittal, the holder of such Certificate shall be entitled to receive in exchange therefore, certificates evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in accordance with Section 3.1 hereof in respect of the shares of Company Common Stock formerly evidenced by such Certificate, and the Certificates so surrendered shall forthwith be canceled. No dividend will be disbursed with respect to the shares of Parent Common Stock to be issued in respect of the Certificates until the holder’s Certificates are surrendered in exchange therefor, but upon such surrender of such outstanding Certificate there shall be paid to the record holder of the Certificate issued in exchange therefor the amount of any dividends, if any, without interest, that have theretofore become payable with respect to the number of shares of Parent Common Stock represented by and issued in respect of such Certificate, and his other rights as a shareholder of Parent shall thereafter be restored. If payment or delivery of Parent Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment and delivery of Parent Common Stock to a person other than the registered holder of the Certificate surrendered or established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.2(a), each Certificate shall represent for all purposes the right to receive the Merger Consideration.
(b)  Stock Transfer Books. After the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company Disclosure Schedule (the “Company Disclosure Schedule”), the Company and the Shareholders, jointly and severally, represent and warrant to Parent and Merger Sub that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

Section 4.1.  Organization, Standing and Power.
(a)  The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Texas. Each of the Company and its Subsidiaries has the corporate or other applicable power and authority to carry on its business as it is now being conducted and to own, lease and operate its Assets. Each of the Company and its Subsidiaries is duly qualified or licensed to transact business as a foreign corporation and is in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(b)  The corporate minute books of the Company and its Subsidiaries contain records of all meetings and other corporate actions held or taken of their respective shareholders and board of directors (including the committees of such boards) since October 1, 2004. The corporate minute books, and other corporate records of the Company are correct and complete in all material respects and the signatures appearing on all documents contained therein are the true signatures of the person purporting to have signed the same. All actions reflected in said books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction and no meeting of the board of directors of the Company or any committee thereof has been held for which minutes have not been prepared and are not contained in the minute books. True, accurate and complete copies of the corporate minute books, the Company’s Articles of Incorporation and Bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.
(c)  Section 4.1 of the Company Disclosure Schedule sets forth a true and complete list of all the Company’s Subsidiaries and the jurisdiction of organization thereof.
Section 4.2.  Authority; No Conflicts.
(a)  The Company has full corporate power and authority necessary to execute and deliver this Agreement, perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company and the Shareholders, and no other corporate proceedings on the part of the Company or the Shareholders are necessary to authorize the execution and delivery of this Agreement or the consummation by the Company and the Shareholders of the transactions contemplated hereby. The execution, delivery and performance of the Company’s obligations under this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by the Shareholders and the Company. This Agreement represents a legal, valid and binding obligation of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought). To the Knowledge of the Company and the Shareholders, there is no fact or condition relating to the Company or the Shareholders that would prevent all regulatory approvals required for the consummation of the transactions contemplated hereby from being obtained.
(b)  Neither the execution and delivery of this Agreement by the Company and the Shareholders, nor the consummation by the Company and the Shareholders of the transactions contemplated hereby, nor compliance by the Company and the Shareholders with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company’s articles of incorporation, charter, bylaws or any other similar governing document, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of the Company or any of its Subsidiaries under, any Contract or Permit of the Company or any of its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Company, or (iii) subject to obtaining the requisite Consents referred to in Section 8.1 of this Agreement, violate any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective Assets.

(c)  Except for the Merger Filing with the Secretary of State of the State of Texas in connection with the Merger, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the consummation by the Company and the Shareholders of the Merger and the other transactions contemplated in this Agreement.
Section 4.3.  Capital Stock; Subsidiaries.
(a)  The authorized capital stock of the Company consists of 100,000,000 shares of common stock, $.001 par value per share. As of the date of this Agreement there are, and as of the Closing there will be, 31,000,000 shares of Company Common Stock issued and outstanding and no other shares of capital stock or other equity securities of the Company issued and outstanding.  No shares of the Company Common Stock are held in treasury. All shares of Company Common Stock that have been issued have been duly authorized, validly issued and are fully paid and non-assessable, and are free of pre-emptive rights.
(b)  All of the issued and outstanding shares of the capital stock of the Company’s Subsidiaries (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) free and clear of any Liens, claims, security interests and encumbrances of any kind, (iii) there are no preemptive rights of the current or past shareholders, and (iv) there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of, or otherwise relating to any of such shares of capital stock to any person. The Company owns, directly, all of the issued and outstanding capital stock or membership interest of its Subsidiaries. Except for its interest in its Subsidiaries, the Company does not own, directly or indirectly, any equity securities of any other Person.
(c)  There are no (i) equity securities of any Subsidiaries of the Company are or may become required to be issued (other than to the Company or any of its Subsidiaries) by reason of any Rights, (ii) Contracts by which the Company or any Subsidiary of the Company is bound to issue (other than to the Company or any of its Subsidiaries) additional shares of its capital stock or Rights or by which the Company or any of its Subsidiaries is or may be bound to transfer any shares of the capital stock of any Subsidiary of the Company (other than to the Company or any of its Subsidiaries), and (iii) equity securities reserved for any of the foregoing purposes and there are no Contracts relating to the rights of the Company or any of its Subsidiaries to vote or to dispose of any shares of the capital stock of any Subsidiary of the Company.
Section 4.4.  Financial Statements. Section 4.4 of the Company Disclosure Schedule contains a copy of [(i) the unaudited consolidated financial statements of the Company as of and for the year ended December 31, 2006] (the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated.
Section 4.5.  Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities (whether absolute, accrued, contingent or otherwise) that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, except Liabilities that (i) are accrued or reserved against in the consolidated balance sheets of the Company as of December 31, 2006, included in the Company Financial Statements or reflected in the notes thereto and (ii) were incurred in the ordinary course of business subsequent to December 31, 2006. Neither the Company nor any of its Subsidiaries has incurred or paid any Liability since December 31, 2006; except for (a) such Liabilities incurred or paid in the ordinary course of business consistent with past business practice, and (b) Liabilities that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. To the Knowledge of the Company or the Shareholders, no facts or circumstances exist that could reasonably be expected to serve as the basis for any other Liabilities of the Company or any of its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Company.
Section 4.6.  Absence of Certain Changes or Events. Since December 31, 2006, (a) there have been no events, changes, or occurrences that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (b) each of the Company and its Subsidiaries has conducted in all Material respects its respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).
Section 4.7.  Tax Matters.
(i)  All Tax Returns required to be filed by or on behalf of any of Company and its Subsidiaries have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2006, and all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that could have a Material Adverse Effect on the Company, except to the extent reserved against in the Company Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b)  None of the Company or its Affiliates has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the IRS or other applicable taxing authorities) that is currently in effect. Section 4.7 of the Company Disclosure Schedule lists those Tax Returns or tax years currently under examination or audit by the IRS or other applicable taxing authority.
(c)  Adequate provision for any Material Taxes due or to become due for the Company or any of its Subsidiaries for the period or periods through and including the date of the respective Company Financial Statements has been made and is reflected on such Company Financial Statements.
(d)  Each of the Company and its Subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.
(e)  None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.
(f)  There are no Liens with respect to Taxes (other than Taxes not yet due and payable) upon any of the Assets of the Company or any of its Subsidiaries.
(g)  There has not been an ownership change, as defined in Code Section 382(g), of the Company and its Subsidiaries that occurred during any Taxable Period in which any of the Company and its Subsidiaries has incurred a net operating loss that carries over to another Taxable Period ending after December 31, 2006.
(h)  After the date of this Agreement, no Material election with respect to Taxes will be made without the prior written consent of the Surviving Corporation.
(i)  Neither the Company nor any of its Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.
(j)  Neither the Company nor any of its Subsidiaries owns any interest in an entity or arrangement characterized as a partnership for United States federal income tax purposes; neither the Company nor any of its Subsidiaries has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; no debt of the Company or any of its Subsidiaries is “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code; neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” as defined in the Treasury Regulations; and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(k)  Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Taxable Period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable Period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(l)  Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
Section 4.8.  Assets. Each of the Company and its Subsidiaries has good and marketable title, free and clear of all Liens, to all of its Assets. All tangible properties used in the businesses of the Company and its Subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with past practice. All Material Assets held under leases or subleases by any of the Company and its Subsidiaries are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect. The Assets of the Company and its Subsidiaries include all Assets required to operate their businesses taken as a whole as presently conducted.
Section 4.9.  Insurance. Each of the Company and its Subsidiaries currently maintain insurance in amounts, scope, and coverage necessary for its operations. Neither the Company or its Subsidiaries has received notice from any insurance carrier that (a) such insurance will be canceled or that coverage there under will be reduced or eliminated, or (b) premium costs with respect to such policies of insurance will be increased. No insurance carrier has denied any claims made against any policy of the Company or its Subsidiaries.
Section 4.10.  Securities Portfolio and Investments. All securities owned by the Company or any of its Subsidiaries (whether owned of record or beneficially) are held free and clear of all Liens that would impair the ability of the owner thereof to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time except as may be disclosed in this Agreement.
Section 4.11.  Environmental Matters. Without in any manner limiting any other representations and warranties set forth in this Agreement:
(a)  Each of the Company and its Subsidiaries, their respective facilities and properties, and their respective Assets are, and has at all times been, in compliance with all Environmental Laws and Requirements of Environmental Laws.
(b)  Each of the Company and its Subsidiaries holds, and is in compliance with, all Environmental Permits required for the ownership and operation of its business and each of its respective facilities and properties. All such Environmental Permits were validly obtained, are in full force and effect, and are not subject to termination, revocation, or nonrenewal.
(c)  There is no Litigation pending or, to the Knowledge of the Company or the Shareholder, threatened before any Governmental Authority or other forum in which any of the Company or its Subsidiaries or any of their respective facilities or properties has been or, with respect to threatened Litigation, may be expected to be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, (ii) relating to the validity of any Environmental Permits issued to or sought by the Company or its Subsidiaries, or (iii) relating to the release into the environment of any Materials of Environmental Concern, whether or not occurring at, on, under, or involving a site owned, leased, or operated by the Company or any of its Subsidiaries or any of their facilities or properties.
(d)  There is no Litigation pending or, to the Knowledge of the Company or the Shareholder, threatened before any Governmental Authority or other forum in which any of its Assets (or the Company or any of its Subsidiaries in respect of such Asset) has been or, with respect to threatened Litigation, may be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or Environemntal Permit (ii) relating to the release into the environment of any Materials of Environmental Concern, whether or not occurring at, on, under, or involving Assets.

(e)  No facts exist that provide a reasonable basis for any Litigation of a type described in subsections (b) or (c), or any other Liability under Environmental Laws.
(f)  There have been no spills, discharges, or releases of Materials of Environmental Concern in, on, under, from, or affecting (or potentially affecting) (i) any of the Company’s or its Subsidiaries’ respective current properties (or former properties during the term of their respective ownership or operation) or their ownership or operation thereof, (ii) any of the Company’s or its Subsidiaries’ participation in the management of any facility or property, or (iii) any of the Company’s or its Subsidiaries’ holding of a security interest in Assets.
(g)  No Materials of Environmental Concern are present in the soils, sediment, groundwater or other environmental media on, at, under, or about any property or facility owned, leased, operated, or used by the Company or any Subsidiary in excess of any Requirements of Environmental Laws, and no Remediation of any Materials of Environmental Concern is required.
(h)  There is no asbestos or asbestos-containing material at its or its Subsidiaries’ facilities or properties that is friable, capable of becoming airborne, or in any state or condition which would give rise to Liability for site or building under Environmental Laws.
(i)  There is no Requirement of Environmental Laws that will require future compliance costs on the part of the Company in excess of $10,000 above costs currently expended in the ordinary course of business.
(j)  There are no above- or underground storage tanks or related equipment (including without limitation pipes and lines) at, on or under any of its or its Subsidiaries’ facilities or properties, and that all such tanks and equipment, if any, previously located thereat, thereon or there under have been removed or closed in place in accordance with all applicable Environmental Laws, including without limitation the preparation and filing of any required closure certification with any Governmental Authority.
(k)  There are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which the Company has agreed to, assumed or retained, by contract or otherwise.
Section 4.12.  Compliance with Laws.
(a)  Each of the Company and its Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and there has occurred no Default under any such Permit, other than Defaults that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company or any of its Subsidiaries: (i) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (provided that this clause (i) shall not apply to Environmental Laws, which are covered in Section 4.11 above); or (ii) has received any notification or communication from any agency or department of federal, state, or local Governmental Authority or any Regulatory Authority or the staff thereof (A) asserting that any of the Company or its Subsidiaries is not in compliance with any of the Laws or Orders that such Governmental Authority or Regulatory Authority enforces, except where such noncompliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (B) threatening to revoke any Permit, except where the revocation of which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (C) requiring the Company or any of its Subsidiaries (1) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (2) to adopt any board or directors resolution or similar undertaking that restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

(b)  There are no pending or, to the Knowledge of the Company, threatened actions against any director or officer of the Company pursuant to Section 8A or 20(b) of the Securities Act, 15 U.S.C. §§ 77h-1 or 77t(b), or Section 21(d) or 21C of the Exchange Act, 15 U.S.C. §§ 78u(d) or 78u-3. The Company has delivered to Parent copies of all reports made by any attorney to the Company’s chief legal officer, chief executive officer, board of directors (or committee thereof) or other representative pursuant to 17 C.F.R. Part 205, and all responses thereto.
Section 4.13.  Labor Relations. Neither the Company nor any of its Subsidiaries is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is any of them a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any of them, pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, there is not currently any activity involving any of the Company’s or its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
Section 4.14.  Employee Benefit Plans.
(a)  Neither the Company nor any of its Subsidiaries maintains or has ever maintained any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, restricted stock, severance pay, vacation, bonus, or other incentive plan, written employee programs or agreements, medical, vision, dental, or other health plans, welfare plans life insurance plans, or any other employee benefit plans, arrangements, fringe benefit plans or perquisites, whether written or unwritten, including without limitation “employee benefit plans” as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, a Person or any of its subsidiaries for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or any other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or any other beneficiaries are eligible to participate.
(b)  Neither the Company nor any of its Subsidiaries has an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Neither the Company nor any of its Subsidiaries currently maintains or has ever maintained an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that was intended to qualify under Section 401(a) of the Code and with respect to which the Company or any of its Subsidiaries has any Liability.
(c)  Neither the Company nor any of its Affiliates maintains or has ever maintained or otherwise had any obligation to contribute to a Pension Plan or other plan subject to Title IV of ERISA, a “Multiemployer Plan” as defined in Section 3(37) of ERISA, or a multiple employer welfare arrangement (MEWA) as defined in Section 3(40) of ERISA.

(d)  As of the date hereof, the Company does not sponsor any simplified employee pension plans as described in Section 408(k) of the Code and there are no claims against the Company for benefits relating to any such plans.
(e)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any payment (including without limitation severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the Company or its Affiliates from the Company or any of its Affiliates under any plan described in this Section 4.14 or otherwise, (ii) increase any benefit otherwise payable under any plan described in this Section 4.14, or (iii) result in any acceleration of the time of any payment or vesting of any benefit.
Section 4.15.  Material Contracts.
(a)  Section 4.15 of the Company Disclosure Schedules sets forth an accurate and complete description of all Contracts to which the Company or any of its Subsidiaries is bound which obligate or may obligate the Company or any Subsidiary for an amount in excess of $5,000 per Contract over the entire term of any such Contact or Contracts with a current term of one year or longer (the “Company Contracts”). The Company has made available to Parent true and correct copies of all Company Contracts. None of the Company or its Subsidiaries, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting, or retirement Contract, (b) any Contract relating to the borrowing of money by the Company or its Subsidiaries or the guarantee by the Company or its Subsidiaries of any such obligation, or in another document identified to Parent.
(b)  With respect to each Company Contract: (i) the Contract is a legal, valid and binding obligation of the parties to the Contract enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles, and is in full force and effect; (ii) none of the Company or its Subsidiaries is in Default hereunder; (iii) neither the Company nor any of its Subsidiaries has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of the Company or the Shareholders, in Default in any respect, or has repudiated or waived any provision hereunder. All of the indebtedness of the Company and its Subsidiaries for money borrowed (not including deposit Liabilities) is pre-payable at any time without penalty or premium. All rent and other payments by the Company and its Subsidiaries under the Contracts are current. The Company and each of its Subsidiaries has good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens.
Section 4.16.  Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of the Company or the Shareholders, threatened against, relating to or affecting the Company or any of its Subsidiaries, any Assets of the Company or any of its Subsidiaries, employee benefit plan, interest, or right of any of them, before any court, Governmental Authority, mediator or arbitrator, and there is no basis for the same. The Company is not subject to any decree, injunction, rule or order of any court, Governmental Authority, mediator or arbitrator. There is no Litigation to which the Company or any of its Subsidiaries is a party that names the Company or any of its Subsidiaries as a defendant or cross-defendant.
Section 4.17.  Reports. Since its inception, the Company and each of its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

Section 4.18.  Information Supplied. The information supplied by the Company, its Subsidiaries or the Shareholders for inclusion in the registration statement on Form S-4 (the “Registration Statement”) covering the shares of Parent Common Stock to be issued pursuant to this Agreement and the information supplied by the Company, its Subsidiaries, or the Shareholders for inclusion in the proxy materials to be filed with the SEC in connection with the special meeting  as described in Section 7.4 hereof (the “Proxy Statement”), shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the Securities and Exchange Commission (“SEC”) and at the time the Proxy Statement is mailed to Parent’s shareholders, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The information supplied by or on behalf of the Company, its Subsidiaries and the Shareholders for inclusion in the Registration Statement and Proxy Statement shall comply with the requirements of the Securities Act and Exchange Act and the rules and regulations thereunder applicable to the Company and its Subsidiaries. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent and its Subsidiaries that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement.
Section 4.19.  Tax and Regulatory Matters. Neither the Company nor any of its Subsidiaries nor the Shareholders have taken or agreed to take any action, or has any Knowledge of any fact or circumstance that could reasonably be expected to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (b) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement.
Section 4.20.  State Takeover Laws. Each of the Company, its Subsidiaries and the Shareholders have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable “moratorium,” “control share,” “fair price,” “business combination,” or other applicable state anti-takeover laws and regulations.
Section 4.21.  Registration Obligations. Neither the Company nor any of its Subsidiaries is under any obligation, contingent or otherwise, presently in effect or which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.
Section 4.22.  Commissions. No broker, finder or other Person is entitled to any brokerage or agent fees, commissions, finder’s fees or other like payments in connection with the transactions contemplated hereby by reason of any action taken by the Company, any of its Subsidiaries or any of the Shareholders. There is no claim for payment by the Company of any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement of the consummation of the transactions contemplated hereby.
Section 4.23.  Intellectual Property. The Company has rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, software, trade secrets and other proprietary rights and processes that are material to its business as now conducted (collectively the "Intellectual Property Rights"). Except as set forth in Section 4.23 of the Company Disclosure Schedule, the Company does not own any patents. The Company has no knowledge of any infringement by any other Person of any of the Intellectual Property Rights, and the Company has not entered into any agreement to indemnify any other party against any charge of infringement of any of the Intellectual Property Rights. The Company has not and does not violate or infringe any intellectual property right of any other Person, and the Company has not received any communication alleging that it violates or infringes the intellectual property right of any other Person. The Company has not been sued for infringing any intellectual property right of another Person. There is no claim or demand of any person pertaining to, or any proceeding which is pending or, to the knowledge of the Company, threatened, that challenges the rights of the Company in respect of any Intellectual Property Rights, or that claims that any default exists under any Intellectual Property Rights. None of the Intellectual Property Rights is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator, or other governmental authority.

Section 4.24.  Relationships. The Company has not received notice from any customer, supplier or any party to any Contract involving more than $10,000 annually with the Company (each a “Contract Party”) that such customer, supplier or Contract Party intends to discontinue doing business with the Company, and since such date, no customer, supplier or Contract Party, has indicated any intention (a) to terminate its existing business relationship with the Company or (b) not to continue its business relationship with the Company, whether as a result of the transactions contemplated hereby or otherwise. [Except as set forth in Section 4.24 of the Company Disclosure Schedule], neither the Company nor any of its Subsidiaries has entered into or participated in any related party transaction.
Section 4.25.  Certain Payments. Neither the Company nor any shareholder, officer, director or employee of the Company has paid or received or caused to be paid or received, directly or indirectly, in connection with the business of the Company (a) any bribe, kickback or other similar payment to or from any domestic or foreign government or agency thereof or any other person or (b) any contribution to any domestic or foreign political party or candidate (other than from personal funds of such shareholder, officer, director or employee not reimbursed by the Company or as permitted by applicable law).
Section 4.26.  Books and Records. To the extent that they exist, all personnel files, reports, strategic planning documents, financial forecasts, accounting and tax records and all other records of every type and description that relate to the business of the Company have been prepared and maintained in accordance with good business practices and, where applicable, in conformity with GAAP and applicable laws and regulations. All such books and records are located in the offices of the Company.
Section 4.27.  Representations Not Misleading. No representation or warranty by the Bank in this Agreement, nor any statement, summary, exhibit or schedule furnished to Sterling by the Bank or any of its Subsidiaries under and pursuant to this Agreement contains or will knowingly contain any untrue statement of a material fact or knowingly omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

Section 5.1.  Organization, Standing and Power.
(a)  Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the laws of the state of its incorporation, and has the corporate power and authority to carry on, in all Material respects, its business as it is now being conducted and to own, lease and operate its Assets. Each of Parent and its Subsidiaries is duly qualified or licensed to transact business as a foreign corporation and is in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(b)  The corporate minute books of Parent and its Subsidiaries contain records of all meetings and other corporate actions held or taken of their respective shareholders and boards of directors (including the committees of such Boards) since its date of inception, which records are complete and accurate in all Material respects and have been made available to the Company. True, accurate and complete copies of Parent’s Articles of Incorporation and Bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Company.
Section 5.2.  Authority; No Conflicts.
(a)  Each of Parent and Merger Sub has all necessary corporate power and authority necessary to execute and deliver this Agreement, perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance of their respective obligations hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub, and have been duly and validly authorized by all requisite corporate action, except for the receipt of the Parent Shareholder Approval. Except for the Merger Filing and receipt of Parent Shareholder Approval, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company and the Shareholders, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought). To the Knowledge of Parent and Merger Sub, there is no fact or condition relating to Parent and Merger Sub that would prevent all regulatory approvals required for the consummation of the transactions contemplated hereby from being obtained.
(b)  Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent’s or and of its Subsidiaries’ articles of incorporation, charter, bylaws or any other similar governing document, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Parent or any of its Subsidiaries under, any Contract or Permit of Parent or any of its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on Parent, or (iii) subject to obtaining the requisite Consents referred to in Section 8.1 of this Agreement, violate any Law or Order applicable to Parent or any of its Subsidiaries or any of their respective Assets.
Section 5.3.  Capitalization.
(a)  As of the date of this Agreement, the authorized capital stock of Parent consists of 102,500,000 shares, consisting of (i) 100,000,000 shares of common stock, no par value per share, of which 3,779,256 shares are issued and outstanding and (ii) 2,500,000 shares of preferred stock, no par value per share, of which 280,000 shares are issued and outstanding. As of the date of this Agreement (i) 6,453,982 shares of Parent Common Stock are issuable upon exercise of outstanding common stock purchase warrants and convertible senior debentures, and 606,050 shares of Parent Common Stock are issuable upon exercise of outstanding options to purchase shares of Parent Common Stock under Parent’s 1993 Non-Qualified Stock Option Plan, 1997 Incentive Stock Option Plan, as amended and restated, Officer and Employee Recruitment Incentive Plan, Year 2000 Stock Incentive Plan, and Year 2003 Stock Option Plan.

(b)  All of the issued and outstanding shares of capital stock of Parent are duly and validly issued and outstanding and are fully paid and non-assessable, except to the extent otherwise required by the Colorado General Statutes or other applicable Law, and none are subject to preemptive rights, When the Parent Common Stock to be issued as the Merger Consideration is issued, such shares will be validly issued, fully paid and non-assessable, will not be subject to preemptive rights, and will be free and clear of any Liens or other restrictions whatsoever, except as contemplated by this Agreement or imposed by applicable Law or by the act(s) of the recipient of such shares.
Section 5.4.  SEC Filings; Parent Financial Statements.
(a)  Since October 1, 2003, Parent has filed or furnished with the SEC all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.
(b)  Parent has previously made available or delivered to the Company or the Shareholders copies of its (a) Annual Reports on Form 10-KSB for the fiscal year ended September 30, 2006, and for the immediately preceding fiscal year, as filed with the SEC, (b) Quarterly Report on Form 10-QSB for the quarter ended December 31, 2006, (c) proxy and information statements relating to (i) all meetings of its shareholders (whether annual or special) and (ii) any actions by written consent in lieu of a shareholders’ meeting from October 1, 2003, until the date hereof, and (d) all other reports, including quarterly reports, or registration statements filed by Parent with the SEC since October 1, 2003 (other than Registration Statements filed on Form S-8) (the documents referred to in clauses (a), (b) (c) and (d), including the exhibits thereto, collectively referred to as the “Parent SEC Reports”).
(c)  As of their respective dates (as updated by any amendments thereto), the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(d)  The audited consolidated financial statements and unaudited interim consolidated financial statements of Parent included in such reports (collectively, the “Parent Financial Statements”) have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.
(e)  Parent maintains accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Parent in accordance with GAAP and to maintain asset accountability, (iii) access to Parent’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) assets are reconciled at reasonable intervals and appropriate action is taken with respect to any Material differences.
(f)  The Chief Executive Officer and the principal financial officer of Parent have signed, and the Company has furnished to the SEC, all certifications required by Section 906 of the Sarbanes-Oxley Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Parent nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(g)  Parent has delivered to the Company complete and accurate copies of notices received from its independent auditor prior to the date hereof of any significant deficiencies or material weaknesses in Parent’s internal control over financial reporting for the past five (5) fiscal years and any other management letter or similar correspondence from any independent auditor of the Company or any of its Subsidiaries received during the past five (5) fiscal years and prior to the date hereof.
Section 5.5.  Absence of Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any Liabilities that could reasonably be expected to have a Material Adverse Effect on Parent, except Liabilities that are accrued or reserved against in the consolidated balance sheets of Parent as of December 31, 2006, included in Parent Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to December 31, 2006. Neither Parent nor any of its Subsidiaries has incurred or paid any Liability since December 31, 2006; except for (a) such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and (b) Liabilities that could not reasonably be expected to have a Material Adverse Effect on Parent. To the Knowledge of Parent, no facts or circumstances exist that could reasonably be expected to serve as the basis for any other Liabilities of Parent or any of its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on Parent.
Section 5.6.  Absence of Certain Changes Or Events. Since December 31, 2006, (a) there have been no events, changes, or occurrences that have had, or could reasonably be expected to have, a Material Adverse Effect on Parent, and (b) each of Parent and its Subsidiaries has conducted, in all Material respects, its respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).
Section 5.7.  Compliance With Laws.
(a)  Each of Parent and its Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which could not reasonably be expected to have a Material Adverse Effect on Parent, and there has occurred no Default under any such Permit, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on Parent. None of Parent or its Subsidiaries: (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations that could not reasonably be expected to have a Material Adverse Effect on Parent; or (b) has received any notification or communication from any agency or department of federal, state, or local Governmental Authority or any Regulatory Authority or the staff thereof (i) asserting that any of Parent and its Subsidiaries is not in compliance with any of the Laws or Orders that such Governmental Authority or Regulatory Authority enforces, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect on Parent, (ii) threatening to revoke any Permits, except where the revocation of which could not reasonably be expected to have a Material Adverse Effect on Parent, or (iii) requiring Parent or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any board or directors resolution or similar undertaking that restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.
(b)  There are no pending or, to the Knowledge of Parent, threatened actions against any director or officer of Parent pursuant to Section 8A or 20(b) of the Securities Act, 15 U.S.C. §§ 77h-1 or 77t(b), or Section 21(d) or 21C of the Exchange Act, 15 U.S.C. §§ 78u(d) or 78u-3.

Section 5.8.  Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened against, relating to or affecting Parent or any of its Subsidiaries, or against any Asset of Parent, employee benefit plan, interest, or right of any of them, before any court, Governmental Authority, mediator or arbitrator, and there is no basis for the same, except those that may be disclosed in its SEC filings. Parent is not subject to any decree, injunction, rule or order of any court, Governmental Authority, mediator or arbitrator. There is no Litigation to which Parent or any of its Subsidiaries is a party that names Parent or any of its Subsidiaries as a defendant or cross-defendant, except those that may be disclosed in the Parent SEC Reports.
Section 5.9.  Information Supplied. The information supplied by Parent or its Subsidiaries for inclusion in the Registration Statement and Proxy Statement, shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, and at the time the Proxy Statement is mailed to Parent’s shareholders, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The information supplied by or on behalf of Parent and its Subsidiaries for inclusion in the Registration Statement and Proxy Statement shall comply in all Material respects with the requirements of the Securities Laws and the rules and regulations there under applicable to Parent. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company or its Subsidiaries that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or Proxy Statement.
Section 5.10.  Tax and Regulatory Matters. To the Knowledge of Parent, none of Parent or any of its Subsidiaries has taken or agreed to take any action, that could reasonably be expected to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (b) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1 of this Agreement.
Section 5.11.  Commissions. No broker, finder or other Person is entitled to any brokerage or agent fees, commissions, finder’s fees or other like payments in connection with the transactions contemplated hereby by reason of any action taken by Parent or any of its Subsidiaries. There is no claim for payment by Parent of any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement of the consummation of the transactions contemplated hereby.
Section 5.12.  Tax Matters.
(a)  All Tax Returns required to be filed by or on behalf of any of Parent and its Subsidiaries have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before September 30, 2006, and all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that could have a Material Adverse Effect on Parent, except to the extent reserved against in Parent Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.
(b)  None of Parent or its Affiliates has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the IRS or other applicable taxing authorities) that is currently in effect. Schedule 4.7 lists those Tax Returns or tax years currently under examination or audit by the IRS or other applicable taxing authority.

(c)  Adequate provision for any Material Taxes due or to become due for Parent or any of its Subsidiaries for the period or periods through and including the date of the respective Parent Financial Statements has been made and is reflected on such Parent Financial Statements.
(d)  Each of Parent and its Subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.
(e)  None of Parent and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.
(f)  There are no Liens with respect to Taxes (other than Taxes not yet due and payable)upon any of the Assets of Parent or any of its Subsidiaries.
(g)  Except as may occur as a result of the transactions contemplated by this Agreement, there has not been an ownership change, as defined in Code Section 382(g), of Parent and its Subsidiaries that occurred during any Taxable Period in which any of Parent and its Subsidiaries has incurred a net operating loss that carries over to another Taxable Period ending after September 30, 2006.
(h)  Except for ASI of Puerto Rico, Inc., neither Parent nor any of its Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.
(i)  Neither Parent nor any of its Subsidiaries owns any interest in an entity or arrangement characterized as a partnership for United States federal income tax purposes; neither Parent nor any of its Subsidiaries has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; no debt of Parent or any of its Subsidiaries is “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code; neither Parent nor any of its Subsidiaries has entered into any “reportable transaction” as defined in the Treasury Regulations; and neither Parent nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any of Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(j)  Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Taxable Period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable Period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(k)  Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

ARTICLE VI
CONDUCT PENDING THE MERGER

Section 6.1.  Conduct of Business by the Company Pending the Merger. Except as otherwise expressly permitted by this Agreement, the Company will, and will cause its Subsidiaries to, from the date of this Agreement to the Closing, conduct its business in the ordinary course in substantially the same manner as presently conducted and make reasonable commercial efforts consistent with past practices to preserve its relationships with other Persons. Additionally, except as otherwise contemplated by this Agreement or as set forth on Section 6.1(a) of the Company Disclosure Schedule, the Company will not, and it will not permit its Subsidiaries to do any of the following without the prior written consent of the Surviving Corporation:
(a)  amend its governing documents;
(b)  authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock or stock options or other equity equivalents of any class or any other of its securities;
(c)  (A) split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (C) redeem or otherwise acquire any of its securities;
(d)  (A) incur or assume any long-term debt or issue any debt securities or, except under existing lines of credit and in amounts not Material to it, incur or assume any short-term debt other than in the ordinary course of business, (B) other than in the ordinary course of business consistent with past practice assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course and consistent with past practice up to an aggregate loan amount per Person of $2,500,000 in the case of loans to Persons who had a lending relationship with Company as of March 31, 2007 or $1,000,000 in the case of loans to Persons who did not have a lending relationship with Company as of March 31, 2007, (D) pledge or otherwise encumber shares of its capital stock, or (E) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon, other than Liens permitted by the proviso clause in the definition of Liens and Liens created or existing in the ordinary course of business consistent with past practice;
(e)  except as required by Law or as contemplated herein, adopt or amend any Benefit Plan;
(f)  grant to any director, officer or employee (A) any options to purchase shares of capital stock of the Company or (B) an increase in his or her compensation (except in the ordinary course of business consistent with past practice), or, except as otherwise contemplated herein, pay or agree to pay to any such person other than in the ordinary course of business consistent with past practice any bonus, severance or termination payment, specifically including any such payment that becomes payable upon the termination of such person by it or the Surviving Corporation after the Closing;
(g)  except as otherwise contemplated herein, enter into or amend any employment Contract (including any termination agreement), except that any automatic renewals contained in currently existing contracts and agreements shall be allowed and compensation payable under employment Contracts may be increased in the ordinary course of business consistent with past practice;

(h)  acquire, sell, lease or dispose of any assets outside the ordinary course of business, or any other assets that in the aggregate are Material to it, or acquire any Person (or division thereof), any equity interest therein or the assets thereof outside the ordinary course of business;
(i)  change or modify any of the accounting principles or practices used by it or revalue in any Material respect any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices or as required by GAAP or any Regulatory Authority;
(j)  (A) except as otherwise contemplated herein, enter into, cancel or modify any Contract (other than loans, advances, capital contributions or investments permitted by sub clause (iv)(C) of this Section 6.1(a) other than in the ordinary course of business consistent with past practices, but not in any event involving an amount in excess of $20,000; (B) authorize or make any capital expenditure or expenditures that, individually or in the aggregate, are in excess of $25,000; or (C) enter into or amend any Contract with respect to any of the foregoing;
(k)  pay, discharge or satisfy, cancel, waive or modify any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in or contemplated by the Company Financial Statements, or incurred in the ordinary course of business consistent with past practices;
(l)  settle or compromise any pending or threatened suit, action or claim in excess of $25,000;
(m)  merge, combine or consolidate with another Person;
(n)  make any material change in its accounting or tax policies or procedures, except as required by applicable Law or to comply with GAAP;
(o)  take, or agree in writing or otherwise to take, any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or result in any of the conditions set forth in this Agreement not being satisfied; or
(p)  agree, whether in writing or otherwise, to do any of the foregoing.
Section 6.2.  Consents. The Company will exercise its best efforts to obtain such Consents as may be necessary or desirable for the consummation of the transactions contemplated hereby from the appropriate parties to those Contracts listed on Section 4.2 of the Company Disclosure Schedule such that such Contracts shall survive the Merger and not be breached thereby.
Section 6.3.  Other Offers. Except in connection with the transactions contemplated by this Agreement, from and after the date hereof the Company and the Shareholders shall not, directly or indirectly, through any shareholder, partner, owner, trustee, officer, director, employee, representative or agent of the Company (i) effect any merger, share exchange, consolidation, sale of substantial assets, sale of shares of capital stock or other equity interests, recapitalization, reorganization, or similar transaction (“Business Combination Transaction”) involving the Company, (ii) continue, solicit, entertain, initiate, negotiate, encourage the initiation of, participate in or encourage discussions or negotiations with, or accept submission of bids, offers or proposals by any person or entity other than Parent (“Interested Party”) with respect to an acquisition of the Company, any interest therein, any of its assets (other than in the ordinary course of its business), or a sale of any of its capital stock (any of the foregoing being an “Acquisition Proposal”) or (iii) provide any non-public information relating to the Company or Parent to any Interested Party in connection with a possible Business Combination Transaction involving the Company. The Company shall promptly notify, and provide Parent a complete copy (to the extent written) or description (to the extent oral) of any such Acquisition Proposal, whether written or oral. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party.

Section 6.4.  Access to Information.
(a)  The Company shall afford to Parent and Merger Sub and their accountants, counsel, financial advisors and other representatives (the “Parent Representatives”) full access during normal business hours throughout the period prior to the Effective Time to all of its respective properties (including without limitation to conduct soil, groundwater, ambient air or other environmental testing or analyses), books, contracts, personnel, representatives of or contacts with governmental or regulatory authorities, agencies or bodies, commitments, and records (including, but not limited to, Tax Returns and any and all records or documents which are within the possession of governmental or regulatory authorities, agencies or bodies, and the disclosure of which the Company can facilitate or control) and, during such period, shall furnish promptly to Parent and Merger Sub all such information concerning its businesses, properties and personnel as Parent or Merger Sub, as the case may be, shall request. No investigation pursuant to this Section shall affect any representation or warranty made by any party.
(b)  Parent shall afford to the Company and its accountants, counsel, financial advisors and other representatives the opportunity to conduct customary and appropriate due diligence during normal business hours throughout the period prior to the Effective Time, including access to appropriate officers of Parent.
Section 6.5.  Environmental Survey. At its option, Parent may cause to be conducted Phase I environmental assessments of the Real Property of the Company and its Affiliates, whether owned or leased, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as Parent shall deem necessary or desirable (collectively, the “Environmental Survey” ). Parent shall complete all such Phase I environmental assessments within sixty (60) days following the date of this Agreement and thereafter conduct and complete any such additional studies, testing, sampling and analyses within sixty (60) days following completion of all Phase I environmental assessments. The costs of the Environmental Survey shall be paid by Parent.
Section 6.6.  Confidentiality. Prior to Closing, except as otherwise provided in Section 6.7, each of parties hereto shall not, and shall not permit its Affiliates to, and each shall use its best efforts to cause its and its Affiliates’ respective employees, lenders, accountants, representatives, agents, consultants and advisors not to, discuss or disclose, or use for any purpose other than the transactions contemplated hereby, the subject matter or transactions contemplated by this Agreement or information pertaining to the other party or any of its Affiliates, with any other Person without the prior consent of the other party hereto, unless (a) such information is public other than as a result of a violation of this Agreement, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent necessary or desirable for the consummation of the transactions contemplated hereby, or (c) disclosure is required by Law.
Section 6.7.  Publicity. Without the prior consent of the other party, no party hereto shall issue any news release or other public announcement or disclosure, or any general public announcement to its employees, suppliers or customers, regarding this Agreement or the transactions contemplated hereby, except as may be required by Law, but in which case the disclosing party shall provide the other party hereto with reasonable advance notice of the timing and substance of any such disclosure.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1.  Directors. Parent shall appoint the Chief Executive Officer of the Company and two current directors of the Company to serve on the Board of Directors of Parent until the first annual shareholder meeting of Parent following the Effective Time. Beginning with the first annual shareholder meeting following the Effective Time, such designee shall be subject to the same nomination and election procedures as the other directors on Parent’s Board of Directors.
Section 7.2.  Reservation of Shares of Parent Common Stock. Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock to cover the issuances of such stock required hereby and shall file such forms as may be required to notify the NASDAQ Capital Market of Parent’s intent to list on the NASDAQ Capital Market the additional shares of Parent Common Stock to be issued in the Merger Consideration.
Section 7.3.  Registration Statement and Proxy Statement.
(a)  Within 45 days after the execution of this Agreement, Parent shall prepare and file with the SEC the Registration Statement, and any other applicable documents, relating to the shares of Parent Common Stock to be delivered to the holders of Company Common Stock pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective.
(b)  The information supplied by the Company and the Shareholders for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Parent and (ii) the time of Parent Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.
(c)  The information supplied or to be supplied by Parent for inclusion in the Proxy Statement will not, at the time it is supplied to the Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading.
Section 7.4.  Parent Shareholders’ Meeting. Parent shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable for the purpose of approving and adopting this Agreement, approving the Merger and approving the issuance of the Merger Consideration (“Parent Shareholder Approval”). Parent shall cause the Parent Shareholders’ Meeting to occur within 45 days after the Proxy Statement is completed; provided, however, that the Parent Shareholders’ Meeting shall occur as soon as practicable after the Registration Statement becomes effective.
Section 7.5.  Employees.
(a)  As provided in Section 2.6 hereof, at the Effective Time, Parent shall cause the Company to appoint David Perley as Chief Operating Officer of the Company until his successor is duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

(b)  Any Company employees who continues employment with the Surviving Corporation or any of its Affiliates will be eligible for benefits consistent with those of similarly situated existing employees of Parent, with credit for past service with the Company for purposes of participation, eligibility and vesting (including with respect to any amounts to be contributed by Parent or amounts that will vest under any Parent Benefit Plan, but not including the calculation of any other benefit accrual).
(c)  If any employee of the Company at the Effective Time who becomes an employee of Parent (A) is terminated by Parent within twelve (12) months after the Effective Time, for any reason other than Cause, death or disability, or (B) shall terminate his or her employment within twelve (12) months after the Effective Time, after having his or her base compensation (excluding benefits) Materially reduced within twelve (12) months after the Effective Time, then, such employee shall receive severance pay equal to two week’s pay at his or her current salary for each year of consecutive service to the Company and/or Parent, provided, however that the aggregate of such severance pay for such affected employee shall not be less than four (4) weeks pay and shall not be more than twenty-six (26) weeks pay.
Section 7.6.  Reorganization for Tax Purposes. Each of the parties hereto undertakes and agrees to use its reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that it will not intentionally take any action that would cause the Merger to fail to so qualify.
Section 7.7.  Notification. Each of the parties hereto agrees to notify promptly the other party hereto of any event, fact, or other circumstance arising after the date hereof that would have caused any representation or warranty herein, including, in the case of the Company, any information on any schedule hereto, to be untrue or misleading had such event, fact, or circumstance arisen prior to the execution of this Agreement. The parties hereto will exercise their reasonable best efforts to ensure that no such events, facts, or other circumstances occur, come to pass, or become true.
Section 7.8.  Consummation of Agreement. Each agree to use their reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by them under this Agreement so that the transactions contemplated hereby shall be consummated. Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of the Company, the Shareholders, Parent or Merger Sub, that would Materially delay or prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, each party will notify the others of any such event and, the parties will use their reasonable, diligent and good faith efforts to cure or minimize the same as expeditiously as possible. Each party hereto shall use its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement and to assist in the procuring or providing of all documents that must be procured or provided pursuant to the provisions hereof. Notwithstanding anything to the contrary contained in this Agreement, none of the parties hereto will take any action that would (i) Materially affect or delay receipt of the approvals contemplated in Section 8.1 from the Regulatory Authorities, or (ii) Materially adversely affect or delay its ability to perform its covenants and agreements made pursuant to this Agreement.
Section 7.9.  Affiliates Letters. Within ten days of the execution of this Agreement, the Company shall deliver to Parent a letter identifying all persons who are then “affiliates” of the Company for purposes of Rule 145 under the Securities Act. Within ten days of any person becoming an affiliate of the Company after the Company’s delivery of the letter referred to above, the Company shall provide to Parent an updated letter identifying all persons who are then “affiliates.” The Company shall cause each person so identified to deliver to Parent prior to the Effective Time a written agreement substantially in the form attached hereto as Exhibit A (an “Affiliate Letter”).
Section 7.10.  Affiliates: Restrictive Legend. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock issued to “affiliates”, as such term is used in Rule 145 under the Securities Act, of the Company in connection with the Merger and there will be placed on the certificates representing such Parent Common Stock, or any substitution therefore, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT OR UNLESS (1) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THERE FROM, (2) IN ACCORDANCE WITH (I) RULE 145(D) (IN THE CASE OF SHARES ISSUED TO AN INDIVIDUAL WHO IS NOT AN AFFILIATE OF THE ISSUER) OR (II) RULE 144 (IN THE CASE OF SHARES ISSUED TO AN INDIVIDUAL WHO IS AN AFFILIATE OF THE ISSUER) OF THE RULES AND REGULATIONS OF SUCH ACT, OR (3) IN ACCORDANCE WITH A LEGAL OPINION SATISFACTORY TO COUNSEL FOR THE ISSUER THAT SUCH SALE OR TRANSFER IS OTHERWISE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT. FOR AVOIDANCE OF DOUBT, IT IS UNDERSTOOD THAT A LEGAL OPINION IS NEITHER REQUIRED BY LAW NOR THIS LEGEND AND IT SHALL BE IN THE ISSUER’S SOLE DISCRETION WHETHER OR NOT TO REQUIRE THAT A LEGAL OPINION BE DELIVERED TO IT PRIOR TO ANY SUCH, TRANSFER OR OTHER DISPOSITION.”

Section 7.11.  Directors’ and Officers’ Insurance and Indemnification.
(a)  Parent agrees that for the period beginning on the Effective Time and ending on the earliest of the third anniversary of the Closing Date, or (ii) the date that substantially all of the assets or more than 50% of the voting capital stock of Parent is acquired by purchase, or through a consolidation, merger or other transaction, by a Person or group of Persons not currently affiliated with Parent (a “Parent Acquisition”), it shall cause the Surviving Corporation to maintain the indemnification provisions contained in the certificate of incorporation and the by-laws of the Surviving Corporation as of the Effective Time, to the extent permitted by Law.
(b)  During the period of six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless the Company’s current directors and executive officers (the “Tail Indemnitees”) regarding acts or omissions occurring prior to the Effective Time on terms and conditions no less favorable to the Company’s directors and executive officers as those set forth in the Company’s current director and officer insurance policy, provided that the Surviving Corporation may substitute therefor directors’ and officers’ liability insurance policies of a reputable insurance company the terms of which are acceptable to the Tail Indemnitees; provided, however, in no event shall Parent be required to pay related insurance premiums in excess of twice the amount that the Company currently pays therefor.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1.  Mutual Conditions. The respective obligations of each party hereto to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by all parties hereto pursuant to Section 11.4 of this Agreement:
(a)  Adverse Proceedings. Neither the Company, the Shareholders, Parent, Merger Sub nor any shareholder of any of the foregoing shall be subject to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of this Agreement or the Merger, and no Governmental Authority shall have instituted a suit or proceeding that is then pending and seeks to enjoin or prohibit the transactions contemplated hereby. Any party who is subject to any such order, decree or injunction or the subject of any such suit or proceeding shall take any reasonable steps within that party’s control to cause any such order, decree or injunction to be modified so as to permit the Closing and to cause any such suit or proceeding to be dismissed.
(b)  Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No such Consent obtained from any Regulatory Authority shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) not reasonably anticipated as of the date of this Agreement that in the reasonable judgment of the board of directors of Parent or the Company hereto would so Materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.
(c)  Consents and Approvals. Each party hereto shall have obtained any and all Consents required for consummation of the Merger or for the preventing of any Default under any Contract or Permit of such Person, including those Consents listed on Section 4.2 of the Company Disclosure Schedule, except to the extent that the failure to obtain such any such Consents would not, individually or in the aggregate, result in a Material Adverse Effect on such Person.
(d)  Effectiveness of Registration Statement. Parent shall use its best efforts to have a Registration Statement filed with the SEC covering the shares of Parent Common Stock to be issued pursuant hereto to be declared effective by the SEC.
(e)  Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained and shall be effective.
(f)  NASDAQ Listing. As of the Effective Time, Parent shall have satisfied all requirements in order for the shares of Parent Common Stock to be issued in the Merger to be listed on the NASDAQ Capital Market.
Section 8.2.  Conditions to the Obligations of the Company and the Shareholders. The obligation of the Company and the Shareholders to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, unless waived by such parties pursuant to Section 11.4 of this Agreement:
(a)  All representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all Material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) as of the Closing Date as though made as of such date (except for representations and warranties that are made as of a specific date). Parent and Merger Sub shall have performed and complied in all Material respects (or in all respects in the case of any covenant or agreement containing any materiality qualification) with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

(b)  As of the Closing Date, the Company shall have received the following documents with respect to Parent:
(i)  a true and complete copy of its articles of incorporation and all amendments thereto, certified by the jurisdiction of its incorporation as of a recent date;
(ii)  a true and complete copy of its bylaws, certified by its Secretary;
(iii)  a certificate executed on behalf of Parent by the Chief Executive Officer of Parent certifying that (A) its articles of incorporation have not been amended since the date of the certificate described in subsection (i) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subsection (i) above that would adversely affect its existence, and (B) Parent has complied with the conditions set forth in this Section 8.2 as may be reasonably required by the Company, including without limitation a Certificate as to the matters set forth in Section 8.2(a) ;
(iv)  a true and complete copy of the resolutions of Parent’s board of directors authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby;
(v)  a certificate from its Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement;
Section 8.3.  Conditions to the Obligations f Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, unless waived by Parent pursuant to Section 11.4 of this Agreement:
(a)  All representations and warranties of the Company and the Shareholders contained in this Agreement and the Company Disclosure Schedule shall be true and correct in all Material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) as of the Closing Date as though made as of such date (except for representations and warranties that are made as of a specific date). The Company and the Shareholders shall have performed and complied in all Material respects (or in all respects in the case of any covenant or agreement containing any materiality qualification) with all covenants and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing.
(b)  The officers and directors of the Company shall deliver to Parent an instrument dated the Closing Date releasing the Company from any and all claims of such officers and directors.
(c)  Parent shall have completed its due diligence review regarding the Company and its business, operations, assets, liabilities, taxes, insurance, contracts, prospects and environmental and other matters as parent deems relevant and parent shall be satisfied, in its sole discretion, with the results of such review.
(d)  Since the date hereof, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a Material Adverse Effect.
(e)  As of the Closing Date, Parent shall have received the following documents with respect to each of the Company and its Subsidiaries.
(i)  a certificate of its corporate existence issued by the jurisdiction of its incorporation as of a recent date and a certificate of existence or authority as a foreign corporation issued as of a recent date by each of the jurisdictions in which it is qualified to do business as a foreign corporation;
(ii)  a true and complete copy of its articles of incorporation or charter and all amendments thereto, certified by the jurisdiction of its incorporation as of a recent date;
(iii)  a true and complete copy of its bylaws;
(iv)  a certificate from its Secretary or an Assistant Secretary certifying that (A) its articles of incorporation or charter have not been amended since the date of the certificate described in subsection (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subsection (i) above that would adversely affect its existence, and (B) the Company has complied with the conditions set forth in this Section 8.3 as may be reasonably required by Parent, including without limitation a Certificate as to the matters set forth in Section 8.3(a) ;
(v)  with respect to the Company only, a true and complete copy of the resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary; and
(vi)  with respect to the Company only, a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement.

ARTICLE IX
TERMINATION

Section 9.1.  Termination. The obligations of the parties hereunder may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:
(a)  By mutual written consent of the Board of Directors of the Company and Parent;
(b)  By either Parent or the Company, if there shall be any Law or regulation that makes consummation of this Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the Company or its shareholders or Parent, Merger Sub or their respective shareholders from consummating this Agreement is entered and such judgment, injunction, order or decree shall become final and non-appeasable;
(c)  By either Parent or the Company, if the conditions to the obligation to effect the transactions contemplated hereby of the party seeking termination shall not have been fulfilled or waived by May 31, 2007, and if the party seeking termination is in Material compliance with all of its obligations under this Agreement;
(d)  By either Parent or the Company, if a condition to the obligation to effect the transactions contemplated hereby of the party seeking termination shall have become incapable of fulfillment (notwithstanding the efforts of the party seeking to terminate as set forth in Section 7.8), and has not been waived;
(e)  At any time on or prior to the Closing Date, by Parent in writing, if the Company has, or by the Company, if Parent has, in any Material respect, breached (i) any covenant or agreement contained herein or (ii) any representation or warranty contained herein, and in either case if such breach has not been cured by the earlier of 15 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date;
Section 9.2.  Procedure and Effect of Termination. In the event of a termination contemplated hereby by any party pursuant to Section 9.1, the party seeking to terminate this Agreement shall give prompt written notice thereof to the other party, and the transactions contemplated hereby shall be abandoned, without further action by any party hereto. In such event:
(a)  The parties hereto shall continue to be bound by (i) their obligations of confidentiality set forth herein, and all copies of the information provided by the Company or Parent hereunder will be returned to the Company or Parent, respectively, or destroyed immediately upon its request therefore, (ii) the provisions set forth in Section 6.7 relating to publicity and (iii) the provisions set forth in Section 11.1 relating to expenses.
(b)  All filings, applications and other submissions relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the Person to which made.
(c)  In addition to any remedies provided in this Agreement, the terminating party shall be entitled to seek any remedy to which such party may be entitled at law or in equity for the violation or breach of this Agreement.

ARTICLE X
INDEMNIFICATION

Section 10.1.  The Shareholders Indemnity Obligations. The Shareholders shall indemnify and hold harmless the Company, Parent and the Company’s and Parent’s respective officers, directors, stockholders, employees, agents, representatives and Affiliates (each a “Parent Indemnified Party”) from and against any and all claims (including without limitation Environmental Claims), actions, causes of action, arbitrations, proceedings, losses, damages, Remediation, Liabilities (including without limitation STRICT LIABILITY), judgments, fines, penalties and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, the “Indemnified Amounts”) incurred by a Parent Indemnified Party or for which a Parent Indemnified Party bears responsibility as a result of (a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of the Company or the Shareholders in this Agreement, including without limitation with respect to environmental matters, or any certificate or instrument delivered in connection with this Agreement (without regard to any materiality qualification of any such representation or warranty, as may be indicated by the term “material,” “substantial,” or “Material Adverse Effect” or similar words), (b) any violation or breach by the Company or the Shareholders of or default by the Company or the Shareholders under the terms of this Agreement or any agreement, certificate, instrument or other writing delivered in connection with this Agreement, or (c) any act or omission by, or condition existing with respect to, the Company, the Shareholders or any officer, director, employee, agent or representative of the Company occurring on or prior to the Closing Date (including any claim by a third party, including employees and customers arising out of or related to any act or omission by the Company, the Shareholders or any shareholder, officer, director, employee, agent or representative of the Company occurring prior to the Closing Date). THE OBLIGATION OF THE SELLERS TO INDEMNIFY THE PARENT INDEMNIFIED PARTIES HEREUNDER SHALL NOT BE CONTINGENT UPON THE ASSERTION OF ANY CLAIM, DIRECTIVE, DEMAND, ACTION OR PROCEEDING BY ANY GOVERNMENTAL AUTHORITY OR THIRD PARTY, AND SHALL EXPRESSLY INCLUDE THE OBLIGATION TO INDEMNIFY THE BUYER INDEMNIFIED PARTIES FOR THEIR OWN POTENTIAL STRICT LIABILITY OR ALLEGED NEGLIGENCE.
Section 10.2.  Parent’s Indemnity Obligations. Parent shall indemnify and hold harmless the Shareholders and the Shareholders’ agents, representatives and Affiliates (each a “Shareholders’ Indemnified Party”) from and against any and all Indemnified Amounts incurred by a Shareholders’ Indemnified Party as a result of (a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of Parent or Merger Sub in this Agreement or any certificate or instrument delivered in connection with this Agreement, or (b) any violation or breach by Parent or Merger Sub of or Default by Parent under the terms of this Agreement or any certificate or instrument delivered in connection with this Agreement.

Section 10.3.  Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:
(a)  A party claiming indemnification under this Agreement (an “Indemnified Party”) shall with reasonable promptness (i) notify the party from whom indemnification is sought (the “Indemnifying Party”) of any third-party claim or claims asserted against the Indemnified Party (“Third Party Claim”) for which indemnification is sought and (ii) transmit to the Indemnifying Party a copy of all papers served with respect to such claim (if any) and a written notice (“Claim Notice”) containing a description in reasonable detail of the nature of the Third Party Claim, an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement.
Within 15 days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party with respect to such Third Party Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 10.3(a). The Indemnifying Party shall have full control of such defense and proceedings. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall reasonably deem necessary or appropriate to protect its interests. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. Except as otherwise provided herein, the Indemnified Party may participate in, but not control, any defense or settlement of any Third Party claim controlled by the Indemnifying Party pursuant to this Section 10.3 and shall bear its own costs and expenses with respect to such participation.
If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to the preceding paragraph, or if the Indemnifying Party elects to defend the Indemnified Party but fails to prosecute or settle the Third Party Claim as herein provided or if the Indemnified Party reasonably objects to such election on the grounds that counsel for such Indemnifying Party cannot represent both the Indemnified Party and the Indemnifying Parties because such representation would be reasonably likely to result in a conflict of interest, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.3, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
The Indemnifying Party shall not settle or compromise any Third Party Claim unless (i) the terms of such compromise or settlement require no more than the payment of money (i.e., such compromise or settlement does not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action), (ii) the full amount of such monetary compromise or settlement will be paid by the Indemnifying Party, and (iii) the Indemnified Party receives as part of such settlement a legal, binding and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to it, providing that such Third Party Claim and any claimed liability of the Indemnified Party with respect thereto is being fully satisfied by reason of such compromise or settlement and that the Indemnified Party is being released from any and all obligations or liabilities it may have with respect thereto. The Indemnified Party shall not settle or admit liability to any Third Party Claim without the prior written consent of the Indemnifying Party unless (x) the Indemnifying Party has disputed its potential liability to the Indemnified Party, and such dispute either has not been resolved or has been resolved in favor of the Indemnifying Party or (y) the Indemnifying Party has failed to respond to the Indemnified Party’s Claim Notice.
(b)  In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement.
Section 10.4.  Determination of Indemnified Amounts. The Indemnified Amounts payable by an Indemnifying Party hereunder shall be determined (i) by the written agreement of the parties, (ii) by mediation, (iii) by a final judgment or decree of any court of competent jurisdiction, or (iv) by any other means agreed to in writing by the parties. A judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken have been fully determined. In calculating or determining the Indemnified Amounts, such calculation or determination shall take into account the actual receipt of any amounts from any third party and the reductions to such Indemnified Amounts in Section 10.7.
Section 10.5.  Limitation of Shareholder’s Liability.
(a)  Notwithstanding anything to the contrary contained in Article X, the aggregate liability of the Shareholders for any event or occurrence giving rise to the Shareholders being required to indemnify Parent Indemnified Parties pursuant to Section 10.1 of this Agreement shall be limited to the sum of the fair market value of the Merger Consideration.
(b)  Parent Indemnified Parties are entitled to indemnification pursuant to Section 10.1 only to the extent that the amount of any Indemnified Amount, individually or in the aggregate, exceeds $[25,000] and then to the full amount of such Indemnified Amount.
Section 10.6.  Limitation of Parent’s Liability.
(a)  Notwithstanding anything to the contrary contained in Article X, the aggregate liability of Parent for any event or occurrence giving rise to Parent being required to indemnify Shareholders’ Indemnified Parties pursuant to Section 10.2 shall be limited to $1,000,000.
(b)  Shareholders’ Indemnified Parties are entitled to indemnification pursuant to Section 10.2 only to the extent that the amount of any Indemnified Amount, individually or in the aggregate, exceeds $25,000 and then to the full amount of such Indemnified Amount.
Section 10.7.  Limitation on Indemnified Amounts. Notwithstanding any provision of this Article X to the contrary, Indemnified Amounts owed by an Indemnifying Party to an Indemnified Party shall be reduced by the amount of any mitigating recovery or benefit (net of reasonable expenses and tax and other costs incurred in obtaining such recovery or benefit) an Indemnified Party shall have received or otherwise enjoyed with respect thereto from: (i) any recovery under any insurance policies, without regard to whether the Indemnified Party or another person paid the premiums therefor; and (ii) the amount of tax or other economic benefit (if any) to any Indemnified Party or its affiliate occurring in connection with the occurrence of any action, cause of action, arbitration, proceeding, loss, damage, remediation, liability, strict liability, judgment, fine, penalty and expense in connection with an event leading to the accrual of Indemnified Amounts. If such a mitigating recovery or benefit set forth in Section 10.7(i) and (ii) above is received or enjoyed by an Indemnified Party after it receives payment or other credit under this Agreement with respect to Indemnified Amounts, then a refund equal in aggregate amount to the mitigating recovery, net of reasonable expenses and tax or other costs incurred in obtaining recovery, shall be made promptly to the Indemnifying Party.

ARTICLE XI
MISCELLANEOUS PROVISIONS

Section 11.1.  Expenses. Whether or not the transactions contemplated hereby are consummated, (a) Parent shall pay all costs and expenses incurred by it and Merger Sub in connection with this Agreement and the transactions contemplated hereby and (b) the Shareholders shall pay all costs and expenses incurred by the Company and the Shareholders in connection with this Agreement and the transactions contemplated hereby.
Section 11.2.  Survival of Representations. The representations and warranties set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and shall survive the Closing for a period of one year following the Closing Date; provided, however, that in the case of all representations and warranties, there shall be no such termination with respect to any such representation or warranty as to which a bona fide claim has been asserted by written notice of such claim delivered to the party or parties making such representation or warranty prior to the expiration of the survival period; provided, further, that the representations and warranties set forth in Sections 4.3 (Capital Stock; Subsidiaries), 4.5 (Absence of Undisclosed Liabilities), 4.11 (Environmental Matters) and 4.25 (Certain Payments) shall survive the Closing indefinitely, and Section 4.7 (Tax Matters) shall survive the Closing for the greater of three years or the expiration of the applicable statute of limitations. The covenants and agreements, including but not limited to indemnification obligations, set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and survive Closing; provided, however, that the indemnification obligations of the parties hereto (i) set forth in Sections 10.1(a) and 10.2(a) with respect to a breach of a representation or warranty shall terminate at the time such particular representation or warranty shall terminate, and indemnification obligations of the Shareholder set forth in Sections 10.1(c) shall survive the Closing indefinitely.
Section 11.3.  Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of all parties hereto.
Section 11.4.  Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of Parent or Merger Sub, on one hand, and the Company or the Shareholders, on the other, to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the other party only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppels with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.4 .
Section 11.5.  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission, one (1) Business Day after sending by a reputable national over-night courier service or three (3) Business Days after mailing when mailed by registered or certified mail (return receipt requested), postage prepaid, to the other party in the manner provided below:

(a)  Any notice to any of the Company shall be delivered to the following addresses:
Ecowood, Inc.
507 Main Street, Suite A
Lake Dallas, Texas 75065
Attention: Michael Alexander
Telephone: (940) 321-1075
Facsimile: (940) 321-1084

(b)  Any notice to Parent or Merger Sub shall be delivered to the following addresses:
Analytical Surveys, Inc.
8610 N. New Braunsfels, Suite 205
San Antonio, Texas 78217
Attention: Lori A. Jones
Telephone: (210) 657-1500
Facsimile: (210) 824-8750

With a copy, which shall not constitute notice to:

Locke Liddell & Sapp LLP
600 Travis Street, Suite 3400
Houston, Texas 77002
Attention: David F. Taylor
Telephone: (713) 226-1200
Facsimile: (713) 223-3717

Any party may change the address to which notice is to be given by notice given in the manner set forth above.

Section 11.6.  Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.
Section 11.7.  Separable Provisions. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
Section 11.8.  Governing Law. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of Texas, County of Dallas without regard to principles of conflicts of laws.
Section 11.9.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 11.10.  Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.
Section 11.11.  Entire Agreement. This Agreement, including the agreements and documents that are Schedules and Exhibits hereto, embodies the entire agreement and understanding of the parties with respect of the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated hereby and subject matter hereof.

Remainder of page intentionally left blank. Signature page follows.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ECOWOOD, INC.

By:	/s/ Michael Alexander
Michael Alexander
Chairman & Chief Executive Officer

ANALYTICAL SURVEYS, INC.

By:	/s/ Lori A. Jones
Lori A. Jones
Chief Executive Officer

ASI ACQUISITION SUB

By:	/s/ Lori A. Jones
Lori A. Jones
Chief Executive Officer

THE SHAREHOLDERS

By:	/s/ Michael Alexander
Michael Alexander

By:	/s/ David Perley
David Perley

EXHIBIT A

FORM OF AFFILIATE LETTER

Re:	Affiliate’s Agreement

Ladies and Gentlemen:

I have been advised that as of the date of this letter I may be deemed to be an “affiliate” of Ecowood, Inc. a Texas corporation (the “Company”), as the term “Affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of that certain Agreement and Plan of Merger, dated as of March 16, 2007, as amended, by and between Analytical Surveys, Inc. a Colorado corporation (“ASI”), ANLT Acquisition Sub, a Texas corporation and wholly-owned subsidiary of Parent (“Merger Sub”), the Company and the Shareholders named therein (the “Merger Agreement”), 100% of the outstanding capital stock of the Company will be acquired by ASI through the merger of the Company with and into Merger Sub. Initially capitalized terms used but not defined herein shall have the same meanings given to them in the Merger Agreement unless otherwise defined herein.

As a result of the Merger, I may receive shares of common stock, no par value per share, of ASI (“ASI Common Stock”) in exchange for shares owned by me of common stock, par value $1.00 per share of the Company (“Company Common Stock”).

I understand my execution and delivery of this Letter is a material inducement to ASI to consummate the Merger. In consideration of the Merger and the mutual covenants contained herein, I hereby represent, warrant and agree that:

1. ASI has informed me that the issuance of shares of ASI Common Stock will be registered under the Act on a Registration Statement on Form S-4, and that any distribution by the undersigned of ASI Common Stock that has not been registered under the Act and that such shares received pursuant to the Merger can only be sold by the undersigned (i) following registration under the Act, or (ii) in conformity with the volume and other applicable requirements of Rules 144 or 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (iii) to the extent some other exemption from registration under the Act might be available.

2. I am aware that ASI and the Company intend to treat the Merger as a tax-free reorganization under Section 368 of the Internal Revenue Code, as amended (the “Code” ), for federal income tax purposes. I agree to treat the transaction in the same manner as ASI and the Company for federal income tax purposes. I acknowledge that Section 1.368-1(b) of the U.S. federal income tax regulations requires “continuity of interest” in order for the Merger to be treated as a tax-free reorganization under Section 368 of the Code. Continuity of interest may not be preserved if stock of an acquired company is disposed of before an acquisition to the acquired or acquiring company or to persons related to either the acquired or acquiring companies for consideration other than stock of the acquiring company, if a shareholder of the acquired company received certain distributions from the acquired company with respect to his stock in connection with the acquisition, or if stock of the acquiring company issued in the Merger is disposed of in connection with the Merger to the acquiring company or to persons related to the acquiring company. Accordingly, I declare that in connection with the Merger (i) I have not and will not dispose of any of the stock of either the Company or ASI to either the Company or ASI (other than in exchange for the Merger Consideration), to a person related to the Company (within the meaning of Section 1.368-1(e)(1)(i)(sixth sentence) of the U.S. federal income tax regulations) or to a person related to ASI (within the meaning of Section 1.368-1(e)(3) of such regulations), (ii) I have not and will not receive any dividend or other distribution with respect to the stock of the Company attributable directly or indirectly to funds provided by ASI, and (iii) I will not dispose of any ASI Common Stock received in the Merger to ASI or to a person related to ASI within the meaning of Section 1.368-1(e)(3) of the U.S. federal income tax regulations.

3. I understand and agree that stop transfer instructions with respect to the shares of ASI Common Stock I receive pursuant to the Merger will be given to ASI’s transfer agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT OR UNLESS (1) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THERE FROM, (2) IN ACCORDANCE WITH (I) RULE 145(D) (IN THE CASE OF SHARES ISSUED TO AN INDIVIDUAL WHO IS NOT AN AFFILIATE OF THE ISSUER) OR (II) RULE 144 (IN THE CASE OF SHARES ISSUED TO AN INDIVIDUAL WHO IS AN AFFILIATE OF THE ISSUER) OF THE RULES AND REGULATIONS OF SUCH ACT, OR (3) IN ACCORDANCE WITH A LEGAL OPINION SATISFACTORY TO COUNSEL FOR THE ISSUER THAT SUCH SALE OR TRANSFER IS OTHERWISE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT. FOR AVOIDANCE OF DOUBT, IT IS UNDERSTOOD THAT A LEGAL OPINION IS NEITHER REQUIRED BY LAW NOR THIS LEGEND AND IT SHALL BE IN THE ISSUER’S SOLE DISCRETION WHETHER OR NOT TO REQUIRE THAT A LEGAL OPINION BE DELIVERED TO IT PRIOR TO ANY SUCH, TRANSFER OR OTHER DISPOSITION.

Such legend will also be placed on any certificate representing ASI securities issued subsequent to the original issuance of ASI Common Stock pursuant to the Merger as a result of any stock dividend, stock split, or other recapitalization as long as the ASI Common Stock issued to me pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. If the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the ASI Common Stock I received pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), ASI, upon my request, will cause the certificates representing the shares of ASI Common Stock issued to me in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 or 145(d) upon receipt by ASI of an opinion of its counsel to the effect that such legend may be removed.

4. I have carefully read the Merger Agreement and this Letter and discussed their requirements and impact upon the ability to sell, transfer, or otherwise dispose of the shares of ASI Common Stock received by me, to the extent I believe necessary, with my counsel.

5. If I desire to sell or otherwise transfer the shares of ASI Common Stock I receive in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), I will provide the necessary representation letter to the transfer agent for ASI Common Stock together with such additional information as the transfer agent may reasonably request.

6. I recognize and agree that the foregoing provisions also may apply to (i) my spouse, if my spouse has the same home as me, (ii) any of my relatives who have the same home as me, (iii) any trust or estate in which I, my spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which I, my spouse, and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. I further recognize that, under certain circumstances, any sale of ASI Common Stock by me within a period of less than six months following the effective time of the Merger may subject me to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

7. I acknowledge that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental, and required for the protection of ASI and to preserve for ASI the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement shall result in irreparable harm and damages to ASI which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, ASI shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

8. This Letter is the complete agreement between me and ASI concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Letter shall be governed by the laws of the State of Texas, without regard to principles of conflicts of laws.

This Affiliate’s Agreement is executed as of the             day of                    , 2007.

AGREED TO AND ACCEPTED as of                    , 2007.

ANALYTICAL SURVEYS, INC.

By:
Name:
Title:

Very truly yours,

Signature of Ecowood Stockholder

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment to Agreement and Plan of Merger (this “Amendment”) dated as of March 22, 2007 is entered into by and between Analytical Surveys, Inc. (“ASI”), ANLT Acquisition Sub, Inc. (“Merger Sub”) and Ecowood, Inc. (the “Company”).

WHEREAS, ASI, ASI Acquisition Sub, Inc. and the Company entered into an Agreement and Plan of Merger dated as of March22, 2007 (the “Merger Agreement”);

WHEREAS, the Merger Agreement requires that a new wholly-owned subsidiary of ASI shall be merged with the Company, with the Company being the surviving entity; and

WHEREAS, ASI Acquisition Sub, Inc. was not a properly formed subsidiary of ASI; and

WHEREAS, ANLT Acquisition Sub, Inc. is as a properly formed new subsidiary of ASI; and

WHEREAS, the parties desire to amend the Merger Agreement to substitute ANLT Acquisition Sub, Inc. as the Merger Sub.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

(a)  Capitalized terms used herein and not defined herein shall have the meanings set forth in the Merger Agreement.

(b)  The Preamble of the Merger Agreement is hereby amended by substituting the name “ANLT Acquisition Sub, Inc.” for the name “ASI Acquisition Sub, Inc.”

(c)  Upon execution of this Amendment, ANLT Acquisition Sub, Inc. shall become a party to the Merger Agreement, shall be deemed to be Merger Sub as defined in the Merger Agreement, and shall succeed to the rights and become subject to the obligations of Merger Sub as provided in the Merger Agreement.

(d)  Except as herein provided, the terms of the Merger Agreement shall remain in full force and effect.

(e)  This Amendment may be executed in several counterparts, and by the parties on separate counterparts, and all such counterparts, when so executed and delivered, shall constitute but one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Amendment as of the date first written above.

ANALYTICAL SURVEYS, INC.

By:	/s/ Lori A. Jones
Lori A. Jones
Chief Executive Officer

ASI ACQUISITION SUB

By:	/s/ Lori A. Jones
Lori A. Jones
Chief Executive Officer

ECOWOOD, INC.

By:	/s/ Michael Alexander
Michael Alexander
Chairman & Chief Executive Officer